EXHIBIT 12

HERSHEY FOODS CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands of dollars except for ratios)
(Unaudited)

                                                         For the Nine Months Ended
                                                        September 30,    October 1,
                                                             2001           2000

Earnings:

Income before income taxes                             $  419,560     $   357,741

Add (deduct):

   Interest on indebtedness                                54,233          59,953
   Portion of rents representative of the
     interest factor (a)                                   11,506           9,630
   Amortization of debt expense                               348             367
   Amortization of capitalized interest                     3,165           3,178
                                                        ----------      ----------

          Earnings as adjusted                         $  488,812     $   430,869
                                                        ==========      ==========

Fixed Charges:

   Interest on indebtedness                            $   54,233     $    59,953
   Portion of rents representative of the
    interest factor (a)                                    11,506           9,630
   Amortization of debt expense                               348             367
   Capitalized interest                                     1,433              20
                                                        ----------      ----------

       Total fixed charges                             $   67,520     $    69,970
                                                        ==========      ==========

Ratio of earnings to fixed charges                           7.24            6.16
                                                        ==========      ==========

NOTE:

(a)  Portion of rents representative of the interest factor consists of all rental expense pertaining to operating leases used to finance the purchase or construction of warehouse and distribution facilities, and one-third of rental expense for other operating leases.